Trulieve Announces Appointment of Wes Getman as Chief Financial Officer
Tallahassee, Fla. – December 22, 2023 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the U.S., today announced the appointment of Wes Getman as Chief Financial Officer, effective January 1, 2024. Mr. Getman has over 25 years’ experience in accounting and finance in both corporate and advisory roles for private and public companies including Blue Bird Corporation, Grant Thornton, and PricewaterhouseCoopers.

“Mr. Getman brings valuable experience to Trulieve, having served in numerous accounting and finance positions across manufacturing, service, software, and technology industries,” said Kim Rivers, CEO of Trulieve. “We had the opportunity to work with Wes for several months in an advisory capacity before welcoming him to our executive leadership team. His experience building successful teams in high growth environments is a perfect match for Trulieve.”

“I look forward to officially joining Trulieve and continuing to work with the team,” said Mr. Getman. “Cannabis is an exciting and dynamic industry and Trulieve is incredibly well positioned for the coming wave of growth catalysts.”

The Company would like to thank Ryan Blust for serving as Interim Chief Financial Officer. Mr. Blust will resume his duties as Vice President, Finance, once Wes Getman assumes the CFO role.

About Trulieve

Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

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Investor Contact
Christine Hersey, Vice President of Investor Relations
+1 (424) 202-0210
Christine.Hersey@Trulieve.com

Media Contact
Phil Buck, Corporate Communications Manager
+1 (406) 370-6226
Philip.Buck@Trulieve.com